Exhibit 10.4

FORM OF

STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of [                    ], 20[    ] (the “Grant Date”) is made by and between USF Holding Corp., a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or other Service Recipient, hereinafter referred to as the “Optionee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates, as amended from time to time (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation Committee of the Board of the Company (or, if no such committee is appointed, the Board) (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or other Service Recipient, and has advised the Company thereof and instructed the undersigned officers to issue said Option.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1. Aggregate Investment

“Aggregate Investment” shall mean the total amount of all equity securities of the Company held by the Investors, directly and indirectly (taking into account any adjustment as a result of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise).

Section 1.2. Base Price

“Base Price” shall mean the effective per share price paid by the Investors in the Merger (e.g. $5.00, as adjusted).

Section 1.3. Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or other severance agreement in effect at the time of termination of employment (or as previously in effect immediately prior to any expiration of such agreement due to a Company nonrenewal of the agreement term) between the Optionee and the Company or any other Service Recipient (an “Employment Agreement”), or, if there is no such Employment Agreement, “Cause” shall mean, with respect to an Optionee: (i) willful and continued failure to perform his or her material duties with respect to the Company or any other Service Recipient which continues beyond ten business days after a written demand for substantial performance is delivered to the Optionee by the Company (the “Cure Period”); (ii) a willful and material breach of the Optionee’s Management Stockholder’s Agreement or other agreements, if any, which continues beyond the Cure Period (to the extent that, in the Board’s (or its designee’s) reasonable judgment, such breach can be cured); (iii) any act involving fraud or material dishonesty in connection with the business of the Company; (iv) a material violation of the Company’s Code of Conduct; (v) attendance at work in a state of intoxication or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which constitutes to a criminal offense; (vi) assault or other unlawful act of violence; or (vii) conviction of, or a plea of nolo contendere to, any felony whatsoever or any misdemeanor that would preclude employment under the Company’s hiring policy.

Section 1.4. Closing Date

“Closing Date” shall mean July 3, 2007.

Section 1.5. Fiscal Year

“Fiscal Year” shall mean each of the [                    ] fiscal years of the Company.

Section 1.6. Good Reason

“Good Reason” shall mean “Good Reason” as such term may be defined in any Employment Agreement. If the Optionee does not have an Employment Agreement, or if the Optionee has an Employment Agreement but such agreement does not contain a Good Reason definition, then no provisions pertaining to a termination for Good Reason contained in this Agreement shall apply to this Grant.

Section 1.7. Investor IRR

“Investor IRR” shall mean, on any given date, a pretax compounded annual internal rate of return realized by the Investors after the Closing Date on any Shares held by the Investors on a per Share, fully diluted basis (including all Shares subject to all outstanding options granted to any persons under the Plan), based on the Aggregate Investment; provided, however, that (a) any calculation of Investor IRR will, for purposes of Section 3.1(b), be calculated solely with respect to that portion of the Aggregate Investment actually sold or otherwise disposed of in the applicable transaction, and (b) in any event, Investor IRR will not be calculated taking into account the receipt by the Investors or any of their Affiliates of any management, monitoring, transaction or other fees (including transaction advisory fees and related expenses) payable to such parties by the Company.

Section 1.8. Investor Return

“Investor Return” shall mean, on any date, as determined on a cumulative, fully diluted per Share basis (including all Shares subject to all outstanding options granted to any persons under the Plan), all cash and marketable securities received by the Investors after the Closing Date on any Share held by the Investors as proceeds in any sale or other disposition of such Share, and any extraordinary cash dividends paid on such Share; provided, however, that any calculations of Investor Return will, for purposes of: (a) Section 3.1(b), also include all cash and marketable securities ultimately received by the Investors after the Closing Date as proceeds from any extraordinary dividend and the sale or other disposition of any illiquid property (e.g., equity securities of another corporation or debt securities) received in exchange for or in respect of a Share, which for such purposes shall be deemed received on the date such illiquid property is received; (b) Section 3.1(b), be calculated solely with respect to that portion of the Aggregate Investment actually sold or otherwise disposed of; and (c) Section 3.1(c)(ii), also include the fair market value of any illiquid property received in exchange for or in respect of a Share.

Section 1.9. Liquidity

“Liquidity” shall mean (i) the Investors achieve an Investor IRR of at least 20% and (ii) the Investors earn an Investor Return of at least 3.0 times the Base Price on the Aggregate Investment.

Section 1.10. Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.11. Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.12. Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.13. Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in any Employment Agreement or, if there is no such Employment Agreement, “Disability” as defined in the long-term disability plan of the Company (or Service Recipient sponsoring such plan).

Section 1.14. Qualified Public Offering

“Qualified Public Offering” shall mean, after a Public Offering, the Investors sell, in one transaction or a series of transactions, an aggregate of at least 35% of the Aggregate Investment.

Section 1.15. Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.16. Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. Grant of Options

For good and valuable consideration, on and as of the date hereof, the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Agreement.

Section 2.2. Exercise Price

Subject to Section 2.4, the exercise price per share of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be as set forth on the signature page hereof, which is the Fair Market Value on the Grant Date.

Section 2.3. No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Service Recipient or shall interfere with or restrict in any way the rights of the Company and its Service Recipients, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause.

Section 2.4. Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any other Service Recipient through the applicable vesting date, the Option shall become exercisable as follows:

(i) Time Option. The Time Option shall become vested and exercisable with respect to [    ]% of the Shares subject to such Option on each of the first four anniversaries of the Grant Date (e.g., the first [    ]% installment of vesting will occur on the first anniversary of the Grant Date).

(ii)	Performance Option.

(A)	The Performance Option shall be eligible to become vested and exercisable as to [ ]% of the Shares subject to such Option on the last day of each of the four Fiscal Years ending after the Grant Date (e.g., the first [ ]% installment of vesting will be eligible to occur on the last day of the [ ] Fiscal Year, which occurs on [ ]), if the Company, on a consolidated basis, achieves its annual EBITDA targets as established by the Board for each fiscal year and/or as subsequently formalized in the Company’s long range plan (each an “Annual EBITDA Target”) for the given Fiscal Year. This annual vesting method is hereby referred to as the “Primary Vesting Method.” The definition and determination of EBITDA is as set forth on Schedule A to this Agreement.

(B)	In addition to the foregoing, in the event that an Annual EBITDA Target is not achieved in a particular Fiscal Year, but the cumulative EBITDA target as established by the Board for each fiscal year and/or as subsequently formalized in the Company’s long range plan (each, a “Cumulative EBITDA Target”) for such particular Fiscal Year is achieved, then [ ]% of the Shares subject to the Performance Option shall nevertheless be eligible to become vested and exercisable as of the last day of such Fiscal Year. This vesting method is hereby referred to as the “Secondary Vesting Method.”

(C)	Notwithstanding any of the foregoing, in the event that neither the Annual EBITDA Target nor the Cumulative EBITDA Target is achieved in a particular Fiscal Year, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve either its Annual EBITDA Target or its Cumulative EBITDA Target in such particular Fiscal Year shall nevertheless be eligible to become vested and exercisable, if the Company achieves its Cumulative EBITDA Target in any subsequent Fiscal Year, as of the last day of such subsequent Fiscal Year. This vesting method is hereby referred to as the “Missed Year Catch-up Vesting.” See Appendix I for examples of the Primary Vesting Method, Secondary Vesting Method and the Missed Year Catch-up Vesting.

(D)	Once any portion of the Performance Option becomes eligible to vest and exercisable pursuant to any of the Primary Vesting Method, Secondary Vesting Method or Missed Year Catch-up Vesting as provided above (collectively, the “Vesting Methods”), such portion(s) of the Performance Options shall become vested and exercisable on the anniversary of the Grant Date that occurs immediately following the Fiscal Year in which the Annual EBITDA Target or Cumulative EBITDA Target, as applicable, that corresponds to the applicable Vesting Method giving rise to such vesting, is achieved.

(b) In addition to the foregoing, if, after a Qualified Public Offering, the Investors sell, in one transaction or a series of related transactions (and/or receive extraordinary cash dividends on), sufficient Shares such that the Investors achieve Liquidity on any percentage of the Aggregate Investment that is in excess of the percentage of the Performance Options that could have become vested pursuant to the Primary Vesting Method, Secondary Vesting Method or the Missed Year Catch-up Vesting in the Fiscal Year that immediately precedes the Fiscal Year in which such transaction, such final transaction in a series of related transactions or the date on which any such dividend if paid, occurs, and so long as the Optionee continues to be employed by the Company or any other Service Recipients through the date of any such event, then the Performance Option shall become vested, to the extent not already vested, up to the same percentage of Performance Option that could have become vested in respect of any previously completed Fiscal Years pursuant to either the Primary Vesting Method, Secondary Vesting Method or the Missed Year Catch-up Vesting. This vesting method is hereby referred to as the “QPO Catch-up Vesting”. See Appendix I for examples hereof.

(c) Notwithstanding the foregoing, upon the occurrence of a Change in Control, so long as the Optionee continues to be employed by the Company or any other Service Recipients through the date of such occurrence:

(i) The Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable); and

(ii) The Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable) if as a result of the Change in Control, the Investors achieve Liquidity on the entire Aggregate Investment; and

(d) In the event that Optionee’s employment with the Company and all Service Recipients terminates due to the Optionee’s death or Permanent Disability, (i) a pro rata portion of the Time Option that would have vested on the anniversary of the Grant Date that next occurs after the date of such termination of employment will vest upon such date of termination of employment and (ii) a pro rata portion of the Performance Option will also vest, but only if and to the extent that the Performance Option would have vested under Section 3.1(a)(ii) above if the Optionee had remained employed with the Company, as of the last day of the Fiscal Year in which the date of such termination of employment occurs. In each case, such pro rata portion will be determined based on the number of days the Optionee worked during (x) for the pro rata portion of the Time Option, the period between the anniversaries of the Grant Date before and after such date of termination of employment and (y) for the pro rata portion of the Performance Option, the Fiscal Year in which such date of termination of employment occurs, relative to 365 days. Such Performance Options will expire 30 days after notice to Optionee of the amount of Optionee’s pro rata vesting (if any), or if earlier, according to Section 3.2 of this Agreement.

(e) Notwithstanding the foregoing, except as otherwise provided in Section 3.1(d) above, of the Agreement, no portion of the Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason and any portion of the Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2. Expiration of Option

The Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date, so long as the Optionee remains employed with the Company or any Service Recipient through such date;

(b) The first anniversary of the date of the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Permanent Disability;

(c) Immediately upon the date of the Optionee’s termination of employment by the Company and all Service Recipients for Cause;

(d) Thirty (30) days after the date of the Optionee’s termination of employment with the Company and all Service Recipients by the Optionee (except due to death or Permanent Disability or a termination for Good Reason (if such a termination is provided for in the Optionee’s Employment Agreement));

(e) One hundred and eighty (180) days after the date of an Optionee’s termination of employment by the Company and all Service Recipients without Cause (other than due to Permanent Disability);

(f) One hundred and eighty (180) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee for Good Reason (if such a termination is provided for in the Optionee’s Employment Agreement);

(g) The date the Option is terminated pursuant to Section 4 or 5 of the Management Stockholder’s Agreement; or

(h) At the discretion of the Company consistent with any determination by the Committee pursuant to Section 9 of the Plan.

For the purposes of this Section 3.2, if an Optionee’s employment with the Company and all Service Recipients is terminated without Cause by the Company, for Good Reason by an Optionee (if such a termination is provided for in the Optionee’s Employment Agreement), or due to an Optionee’s death or Permanent Disability after the end of any Fiscal Year, but prior to the date the Company determines whether or not the applicable Annual EBITDA Target and/or Cumulative EBITDA Target has been achieved, the Performance Option that could vest in respect of such Fiscal Year will remain outstanding until 30 days after notice to Optionee of such determination and effect on the vesting of such Performance Option, such that, if such determination results in the Performance Option vesting in respect of such Fiscal Year, the Optionee shall have such 30-day period to exercise such Performance Option, which will otherwise expire at the close of business on the last day of such period.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2. Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3. Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash or by check or by a combination thereof) for the Shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);

(c) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised, except as provided under Section 4.3(f);

(d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

(f) In the event there has not occurred a Public Offering and an Optionee’s employment with the Company and all Service Recipients is terminated without Cause by the Company, for Good Reason by an Optionee (if such a termination is provided for in an Optionee’s Employment Arrangement), or due to an Optionee’s death or Permanent Disability, the Optionee will, to the extent it does not materially adversely impact the short-term liquidity needs of the Company, be allowed to pay any minimum tax withholding due upon any exercise of a vested Option out of the Shares otherwise deliverable upon exercise (using the Fair Market Value on the date of exercise to determine the number of Shares to be withheld in respect of such minimum tax withholding due).

(g) Once a Public Offering has occurred, an Optionee may use a Regulation T, Sarbanes-Oxley-compliant program which shall be established by the Company to sell Shares to pay the exercise price and the minimum taxes due upon exercise of any then vested Options subject to any limitations on transfer imposed under applicable securities laws or any underwriter or under any blackout policy of the Company.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. The registration in the books and records of the Company evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4. Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of an Option, or any portion thereof (“Option Stock”), may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or register the issuance of such shares on its books and records upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) The execution by the Optionee of the Management Stockholder’s Agreement, a Sale Participation Agreement and a Non-Solicitation and Non-Disclosure Agreement (as amended from time to time); and

(c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof, including voting rights and actual dividend rights with respect to the shares unless and until the Optionee becomes the holder of record of those shares following their actual issuance to Optionee.

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3. Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, three business days after which it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, the first business day following the day after which it is deposited (with fees prepaid) in an office (and not a drop box) regularly maintained by FedEx, UPS, or comparable non-public overnight national courier.

Section 5.4. Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. Applicability of Plan, Management Stockholder’s Agreement, Sale Participation Agreement and Non-Solicitation and Non-Disclosure Agreement

The Option and any Option Stock shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement, the Sale Participation Agreement, and the Non-Solicitation and Non-Disclosure Agreement (as amended from time to time), to the extent applicable to the Option and such Option Stock. Notwithstanding anything to the contrary in the Management Stockholder’s Agreement or Non-Solicitation and Non-Disclosure Agreement, if, at any time while the Optionee is employed with the Company or any Service Recipient or during the twelve months following the termination of Optionee’s employment with the Company and all Service Recipients for any reason (the “Termination Date”): (i) Optionee breaches any of the restrictive covenants contained in the Non-Solicitation and Non-Disclosure Agreement or (ii) the Committee reasonably determines that the Optionee has at any time engaged in ethical misconduct in violation of the Company’s Code of Conduct, which the Committee reasonably determines caused material business or reputational harm to the Company, then the Committee may, in each such case and to the extent permitted by governing law, elect to impose the requirements of Section 5.6 below (any such foregoing event, a “Clawback Event”).

Section 5.6. Clawback/Recoupment

(a) If the Committee reasonably determines that a Clawback Event has occurred, the Committee may require Optionee:

(i) to forfeit any then unvested portion of the Option and any portion of the Option that became vested within the Clawback Period (defined below); and/or

(ii) to return all, or such portion as the Committee may determine, of the shares of Option Stock then held by Optionee, which Optionee acquired during the Clawback Period or acquired through the exercise of the Option that became vested during the Clawback Period; and/or

(iii) to the extent that such determination occurs after the Company has purchased Option Stock, acquired by Optionee within the Clawback Period or acquired through the exercise of the Option that became vested during the Clawback Period, from Optionee pursuant to the terms of the Management Stockholder’s Agreement, to reimburse to the Company any payment(s) received from the Company in connection with such purchase; and/or

(iv) to pay to the Company the full value of the Option Stock Optionee acquired under this Agreement during the Clawback Period or acquired through the exercise of the Option that became vested during the Clawback Period, if Optionee previously sold or otherwise disposed of any such Option Stock to a third party prior to the Committee determining that a Clawback Event has or had occurred. For purposes of this Agreement, the term “Clawback Period” means the three-year period immediately preceding the earlier of (x) a Clawback Event and (y) the Termination Date.

(b) In the event the foregoing Section 5.6(a) applies the Company may, at its sole election:

(i) require the Optionee to return such Option Stock, and/or pay such amount as determined in such provision in a cash lump sum, in each case within 30 days of such determination;

(ii) deduct the amount from any other compensation owed to the Optionee (as a condition to acceptance of this Option, the Optionee agrees to permit the deduction provided for by this subsection) the value of such Option Stock and/or amount otherwise due thereunder, as applicable or

(iii) a combination of subsections (b)(i) and (b)(ii).

(c) In addition to the foregoing, this Option and any Option Stock acquired hereunder, and any proceeds received in respect of any of the foregoing by the Optionee, shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by the Securities and Exchange Commission or any applicable national or local exchange, law, rule or regulation.

(d) By accepting this Option, the Optionee agrees that timely delivery or payment to the Company as set forth in this Section 5.6 is reasonable and necessary, and that timely delivery or payment to the Company as set forth in this Section 5.6 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company. The Optionee further acknowledges and agrees that the Optionee’s Option shall be cancelled and forfeited without payment by the Company if the Committee reasonably determines that the Optionee has engaged in the conduct specified under Section 5.5.

Section 5.7. Investment Representation

Optionee hereby acknowledges that the Option and Option Stock relating to the Option shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws or as otherwise provided herein or in the Plan. Optionee also agrees that the Option and Option Stock which Optionee acquires pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

Section 5.8. Record of Restrictions

In the absence of an effective registration statement, the registration of the issuance of Shares purchased by exercise of the Option on the stock transfer books of the Company shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws.

Section 5.9. Further Assistance

Optionee will provide assistance reasonably requested by the Company or any Service Recipient in connection with actions taken by Optionee while employed by the Company or any Service Recipient, including but not limited to assistance in connection with any lawsuits or other claims against the Company or any Service Recipient arising from events during the period in which Optionee was employed by the Company or any Service Recipient.

Section 5.10. Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company (including Service Recipients) and Optionee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company (including Service Recipients) and the Optionee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Option Stock to the extent applicable.

Section 5.11. Entire Agreement; Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement. This Agreement constitutes the entire agreement among the parties with respect to any agreements regarding any option awards to be granted by the Company to the Optionee in [    ] and supersedes all prior and contemporaneous agreements, discussions, understandings and negotiations, whether written or oral, with respect to the foregoing.

Section 5.12. Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.13. Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within Chicago, Illinois. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning, subject to enforcement of the arbitration award hereunder or for vacation or modification thereof as provided under the Federal Arbitration Act, Title 9 U.S. Code Chapter 1. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall split the cost of the arbitrator and shall otherwise bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

USF HOLDING CORP.

By:
Its:

Option Grants:

Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable (100% of number of shares):

Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable (100% of the number of shares):

Exercise Price of all options:	$ per share

Grant Date:	[ ], 20[ ]

OPTIONEE:

[Signature Page of Stock Option Agreement]

Schedule A

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees (including any transaction advisory fees and related expenses) paid to the Investors and/or its Affiliates. The Board shall, fairly and appropriately, and in good faith, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, the following: acquisitions, divestitures, major capital programs, any stock option and other stock-based compensation charges, any costs or expenses incurred by the Company in connection with any litigation matters subject to potential indemnification by Ahold under the terms of the Stock Purchase Agreement by and between Restore Acquisition Corp., Ahold U.S.A., Inc. and Koninklijke Ahold N.V., dated May 2, 2007 and related documents, fees or expenses related to any equity offering or repayment or refinancing of indebtedness approved by the Board, any other any restructuring charges or extraordinary or unusual fees, expenses or losses approved by the Board, which approval shall not be unreasonably withheld, and any LIFO adjustments. The Board’s determination of such adjustment shall be in good faith and based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the Annual EBITDA Targets were originally established.

Annual EBITDA Targets and Cumulative EBITDA Targets will be equitably adjusted by the Board for any acquisitions, divestitures or major capital investment programs not contemplated in management’s base case, to the extent permitted under U.S. generally accepted accounting principles and applicable law (“GAAP”).

Appendix I

• Examples:

•

Primary Vesting Method. Company achieves the Annual Performance Target for FY [    ]. The [    ]% of the Performance Option eligible to vest in respect of FY [    ] becomes immediately vested on the first anniversary of the Grant Date pursuant to the Primary Vesting Method.

•

Secondary Vesting Method. Company does not achieve the Annual Performance Target for FY [    ], but it does achieve the Cumulative EBITDA Target for FY [    ]. The [    ]% of the Performance Option eligible to vest in respect of FY [    ] becomes immediately vested on the first anniversary of the Grant Date pursuant to the Secondary Vesting Method.

•

Missed Year Catch-up Vesting. Company does not achieve the Annual Performance Target for FY [    ] or the Cumulative EBITDA Target for FY [    ], so the [    ]% of the Performance Option eligible to vest in respect of FY [    ] (the “FY [    ] Performance Options”) does not become immediately vested on the first anniversary of the Grant Date. Company achieves the Annual Performance Target for FY [    ] and the Cumulative EBITDA Target for FY [    ], so the [    ]% of the Performance Option eligible to vest in respect of FY [    ] becomes vested pursuant to the Primary Vesting Method on the second anniversary of the Grant Date, and the [    ]% of the FY [    ] Performance Option also becomes vested on the second anniversary of the Grant Date pursuant to the Missed Year Catch-up Vesting, because the Cumulative EBITDA Target for FY [    ] was achieved.

•

QPO Catch-up Vesting—Example 1. Company does not achieve the Annual Performance Target or the Cumulative Performance Target for FY [    ]. In FY [    ], a Qualified Public Offering occurs wherein the Investors achieve Liquidity on [    ]% of the Investors’ Aggregate Investment. Upon such event, the [    ]% of the Performance Option that could have, but did not, become vested if the Company had achieved the Annual Performance Target or the Cumulative Performance Target for FY [    ], becomes vested. Because the QPO Catch-up Vesting is only available to provide for catch-up vesting in respect of any previously completed fiscal years, if the Company does not achieve the Annual Performance Target or the Cumulative Performance Target for FY [    ], no vesting will occur under this method with respect to the Performance Option that might otherwise have become vested in respect of FY [    ].

•

QPO Catch-up Vesting- Example 2. Company does not achieve the Annual Performance Target or the Cumulative Performance Target for either of FY [    ] or FY [    ]. In FY [    ], a Qualified Public Offering occurs wherein the Investors achieve Liquidity on [    ]% of the Investors’ Aggregate Investment. Upon such event, the [    ]% of the Performance Option that could have, but did not, become vested if the Company had achieved the Annual Performance Target or the Cumulative Performance Target for each of FY [    ] and FY [    ], becomes vested, such that the Performance Option will be [    ]% vested as of the date of such Qualified Public Offering. If the Company then achieves either the Annual Performance Target or the Cumulative Annual Performance Target for FY [    ], the [    ]% of the Performance Option due to be vested in respect of FY [    ] will become vested in the ordinary course.